Exhibit 99.1

Union Planters Corporation Press Release
dated October 18, 2001 announcing operating results for
the three and nine months ended September 30, 2001

October 18, 2001

UNION PLANTERS CORPORATION ANNOUNCES RECORD THIRD QUARTER CASH
OPERATING EARNINGS OF $.96 PER SHARE

     Memphis, TN — Union Planters Corporation (NYSE: UPC) today reported cash operating earnings for the third quarter of 2001 of $133.9 million, or $.96 per diluted share, an increase of 11.6% over the $.86 per diluted share for the same period in 2000. Cash operating earnings exclude goodwill and other intangibles amortization and nonoperating items, net of taxes. These earnings provided a return on average assets of 1.57%, a return on average common equity of 16.96%, and a return on average tangible common equity of 24.48%.

     Net earnings for the third quarter 2001 were $112.0 million, or $.81 per diluted share, an increase of 8.0% compared to $.75 per diluted share for the same period in 2000. Net earnings represented a return on average assets of 1.31% and a return on average common equity of 14.18%.

     For the first nine months of 2001, cash operating earnings were $377.2 million, or $2.72 per diluted share, an increase of 7.9% compared to $2.52 per diluted share for the same period in 2000. Net earnings for the first nine months of 2001 were $327.7 million, or $2.37 per diluted share, which compares to $305.8 million, or $2.24 per diluted share, for the same period in 2000.

     “During our Strategic Conference call on August 8, I emphasized that the single most important thing throughout Union Planters is to produce consistent quality earnings growth that equals or exceeds market consensus,” said Jackson W. Moore, Chairman, President and Chief Executive Officer. “Even in the face of a slowing economy, I am pleased to report that Union Planters had record cash operating earnings during the third quarter. Our net interest margin increased to 4.27% as a result of growth in core funding and improved loan pricing. Our fee related income continued to show double-digit growth over last year and our operating efficiency ratio improved. We are on schedule with our Strategic Plan (the UPExcel Project) and remain confident of its successful completion. There were several offsetting, nonrecurring items this quarter, which will continue into next quarter as we lay the foundation for the implementation of UPExcel. Our core run-rate operating earnings remain on plan. Nonperforming assets were $284.2 million at September 30, which was essentially level compared with the $282.5 million at June 30, 2001. We realize, however, that the entire economic environment in which we operate has changed dramatically since September 11. We will continue to assess the full impact of recent events in a conservative manner, and based on current information, we expect a moderate increase in nonperforming assets and related charge-offs over the next several quarters, consistent with current economic trends. The diversity of the loan portfolio and our conservative underwriting practices should mitigate significant credit losses. We remain confident with our earnings forecast for 2002.”

Net Interest Income

     Net interest income on a fully taxable-equivalent basis was $331.3 million for the third quarter of 2001, an increase of $18.5 million over the same quarter last year and a $6.6 million increase over the second quarter of 2001. The key drivers of this increase continued to be improved loan pricing and the decline in core funding costs during the quarter.

     The net interest rate spread and net interest margin for the third quarter of 2001 improved to 3.61% and 4.27%, respectively, from the 3.42% and 4.11%, respectively, reported for the second quarter of 2001.

     Average loans (excluding FHA/VA loans) were $25.2 billion for the third quarter of 2001, compared to $23.4 billion for the same period in 2000, and compared to $25.5 billion for the second quarter of 2001. Net of loan divestitures and the liquidation of the indirect loan portfolio, average loans increased during the third quarter by 9.4% compared to the same quarter last year. This growth included 17.2% in residential real estate loans, 19.1% in other mortgage loans, and 7.2% growth in commercial loans. Excluding loans held for sale to FNMA/GNMA, total loans increased by 7.8%, and residential real estate loans increased 4.0% compared to the same quarter last year.

     Average deposits were $23.7 billion for both the third and second quarters of 2001 compared to $23.4 billion for the third quarter last year. The deposit mix continues to shift toward more core funding, as brokered deposits and wholesale funding declined by $2.3 billion compared to the third quarter of 2000.

Noninterest Income

     Growth in noninterest income continued to be strong during the third quarter with total noninterest income climbing to $196.3 million. Net of $.6 million of investment securities gains and a nonrecurring $18.6 million gain on the sale of branches in the third quarter of 2001, noninterest income increased $29.8 million, or 20.2% from the same quarter last year. Noninterest income less nonrecurring items, as a percent of total revenue was 35.4% in the third quarter of 2001, compared to 31.8% in the same quarter last year.

     Mortgage banking revenues and customer fee income continued to show double-digit growth when compared to the third quarter of last year. A low interest-rate environment and a disciplined approach to the administration of competitive pricing and collections on all account relationships were the main drivers of these increases. Merchant servicing income, trust fees, sales in investment and insurance products, and income from an investment in a broker/dealer operation also showed significant growth compared to the third quarter of 2000.

Efficiency

     The efficiency ratio, net of nonrecurring items, for the third quarter of 2001 was 55.03%, compared to 56.52% for the second quarter of 2001 and 55.31% for the third quarter of 2000.

     Noninterest expense, net of nonrecurring items, for the third quarter of 2001 was $296.1 million, compared to $301.0 million in the prior quarter, and $267.6 million in the same quarter last year. These amounts are net of nonrecurring items totaling $11.5 million, $8.0 million, and $11.5 million, in each respective quarter. Costs for advertising, consulting fees, stationary and supplies, and travel were all down in the third quarter of 2001 as compared to both the prior quarter and the same quarter last year. In conjunction with the increase in mortgage production, mortgage related expenses increased $10.6 million over the prior quarter and $17.8 million over the same quarter last year.

Credit Quality

     Nonperforming assets at September 30, 2001 were $284.2 million, or 1.20% of loans and foreclosed properties, compared to $282.5 million, or 1.17% of loans and foreclosed properties at June 30, 2001, and $176.5 million, or .76%, at September 30, 2000.

     During the third quarter of 2001, the Company recorded a one-time net charge to the allowance for losses on loans for $8 million related to a fraud associated with a mortgage warehouse line of credit. The line of credit has been charged off; however, the fraud is insured, and the Company has made appropriate estimates for recovery under its insurance policy. The provision for losses on loans, which includes this one-time net charge, was $41.9 million or .66% of average loans, for the third quarter of 2001 compared to $28.9 million, or .45% of average loans, for the second quarter of 2001 and compared to $19.9 million, or .34% of average loans, for the same quarter last year. Net charge-offs, which include the one-time net charge referenced above, were .66% of average loans for the third quarter of 2001, an increase from the .43% reported in second quarter 2001, and an increase from .40% for the third quarter of 2000.

     The allowance for losses on loans totaled $342.2 million at September 30, 2001, equal to 1.44% of loans, compared to $342.9 million at June 30, 2001, equal to 1.42% of loans.

     Given the uncertainty of the impact that the events of September 11 will have on a slowing economy, a moderate increase in nonperforming assets is anticipated over the next several quarters. However, considering the diversity of the loan portfolio and the conservative underwriting practices throughout the franchise, net charge-offs are expected to remain between .50% and .55% of average loans during the next several quarters. This is consistent with third quarter 2001 net charge-offs of .53%, exclusive of the one-time net charge discussed above.

Capital Strength

     Total shareholders’ equity was $3.2 billion at September 30, 2001, representing 9.62% of period-end assets of $33.4 billion, and the leverage ratio was 7.23%. Both of these ratios improved compared to the second quarter 2001 ratios of 9.07% and 6.87%, respectively.

Share Purchase Plan

     In February 2000, the Board of Directors approved a plan to purchase 7.1 million shares of the Company’s common stock, of which 1.6 million shares have been purchased to date. In addition, through September 30,

2001, the Company has repurchased 2.3 million shares of the 4.4 million shares issued in the Jefferson Heritage Bank acquisition.

The Company

     Union Planters Corporation, headquartered in Memphis, Tennessee, is a multi-state bank holding company with 997 ATMs and 786 banking offices in Alabama, Arkansas, Florida, Illinois, Indiana, Iowa, Kentucky, Louisiana, Mississippi, Missouri, Tennessee, and Texas. At December 31, 2000, Union Planters Corporation was the 27th largest bank holding company in the United States based on total assets. The Company’s common stock is traded on the New York Stock Exchange under the symbol UPC and is included in the S & P 500 Index.

     This press release contains forward-looking statements relating to management’s expectations regarding its business plans and expected trends in nonperforming assets, net charge-offs, the related risk of losses, and anticipated recoveries under insurance policies. These statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and the current economic environment. Union Planters’ actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties. A discussion of factors affecting business and prospects is contained in Union Planters’ filings with the Securities and Exchange Commission, specifically “Risk Factors” in the 2000 Annual Report on Form 10-K and “Cautionary Statement Regarding Forward-Looking Information” in Union Planters’ 2000 Annual Report to Shareholders. Union Planters undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the forward-looking statement is made or to reflect the occurrence of unanticipated events.

-o0o-

     For additional information, including Supplemental Financial Information for the third quarter of 2001, visit Union Planters’ web site at http://www.unionplanters.com, access Union Planters’ Current Report on Form 8-K dated October 18, 2001 which was filed with the Securities and Exchange Commission, or contact:

Bobby L. Doxey
Senior Executive Vice President
and Chief Financial Officer
(901) 580-4565

[Two Page Financial Attachment Follows]

Union Planters Corporation
Financial Highlights (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2001	2000	2001	2000

Income statement amounts

Net interest income

Actual	$322,678	$304,008	$949,868	$930,110

Taxable-equivalent basis	331,257	312,728	976,221	956,987

Provision for losses on loans	41,933	19,939	96,133	56,941

Noninterest income

Investment securities gains	580	0	8,934	77

Other	195,761	147,345	539,492	413,337

Noninterest expense	307,591	279,070	906,256	826,660

Earnings before income taxes	169,495	152,344	495,905	459,923

Income taxes	57,491	50,763	168,209	154,120

Net earnings	112,004	101,581	327,696	305,803

Net earnings applicable to common shares	111,703	101,182	326,630	304,590

Cash operating earnings (1)	133,884	116,476	377,246	344,917

Per common share data

Net earnings

- basic	$.81	$.75	$2.38	$2.25

- diluted	.81	.75	2.37	2.24

Cash operating earnings (1)

- diluted	.96	.86	2.72	2.52

Cash dividends	.50	.50	1.50	1.50

Book value			23.26	20.61

Balances at end of period

Loans, excluding FHA/VA government-insured/guaranteed loans			$23,684,441	$23,143,009

Allowance for losses on loans			342,194	340,453

Nonperforming assets

Nonaccrual loans			219,722	133,434

Restructured loans			873	1,524

Foreclosed properties			63,617	41,574

Loans 90 days past due			152,564	91,511

FHA/VA government-insured/guaranteed loans			177,182	306,421

Nonaccrual			1,985	4,212

90 days past due			68,339	145,365

Available for sale investment securities

Amortized cost			4,981,799	7,062,938

Fair value			5,123,428	6,920,432

Unrealized gain (loss), net of taxes			89,647	(90,321)

Total assets			33,386,841	34,262,589

Total deposits			23,499,058	23,083,674

Total shareholders’ equity			3,210,831	2,797,546

Total common equity			3,194,353	2,777,604

Tier 1 capital			2,371,229	2,120,373

Union Planters Corporation
Financial Highlights (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2001	2000	2001	2000

Average Balances

Loans, excluding FHA/VA government- insured/guaranteed loans	$25,199,919	$23,422,144	$25,202,502	$22,519,613

FHA/VA government-insured/guaranteed loans	187,015	377,118	258,541	446,375

Investment securities	5,062,601	7,091,965	5,737,229	7,375,443

Earning assets	30,798,779	31,232,634	31,525,916	30,682,039

Total assets	33,798,291	34,205,963	34,518,075	33,775,630

Total deposits	23,657,059	23,367,132	23,484,813	23,287,088

Interest-bearing liabilities	25,710,751	26,750,564	26,680,433	26,299,399

Demand deposits	4,172,497	3,996,811	4,047,788	4,027,572

Shareholders’ equity	3,142,276	2,763,610	3,066,905	2,807,628

Common equity	3,125,007	2,743,638	3,048,212	2,787,251

Other supplemental information

Net earnings

Return on average assets	1.31%	1.18%	1.27%	1.21%

Return on average common equity	14.18	14.67	14.33	14.60

Cash operating earnings (1)

Return on average assets	1.57	1.35	1.46	1.36

Return on average common equity	16.96	16.83	16.50	16.47

Return on average tangible assets	1.62	1.39	1.50	1.40

Return on average tangible common equity	24.48	26.15	24.14	25.25

Allowance for losses on loans to loans (2)			1.44	1.47

Nonperforming loans to loans (2)			.93	.58

Nonperforming assets to loans and foreclosed properties (2)			1.20	.76

Net charge-offs of loans	$41,932	$23,469	$91,853	$56,913

Net charge-offs as a percentage of average loans (2)	.66%	.40%	.49%	.34%

Common shares outstanding (end of period, in thousands)			137,357	134,757

Weighted average shares outstanding (in thousands)

Basic	137,198	134,678	136,931	135,337

Diluted	138,887	136,130	138,560	136,821

Yield on earning assets (taxable-equivalent basis)	7.58%	8.38%	7.93%	8.29%

Rate on interest-bearing liabilities	3.97	5.13	4.48	4.81

Interest rate spread (taxable-equivalent basis)	3.61	3.25	3.45	3.48

Net interest income as a percentage of average earning assets (taxable-equivalent basis)	4.27	3.98	4.14	4.17

Shareholders’ equity to total assets			9.62	8.17

Leverage ratio			7.23	6.36

(1)	Earnings before goodwill and other intangibles amortization and nonoperating items, net of taxes
(2)	Excludes FHA/VA government-insured/guaranteed loans